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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-8 of First Virtual Communications, Inc. of our report dated February 5, 2003 except for
Note 13 for which the date is April 14, 2003, relating to the consolidated financial statements of First Virtual Communications, Inc., which appears in First Virtual Communication's Annual Report on Form 10-K/A for the year ended December 31, 2002. We also consent to the incorporation by reference of our report, dated February 5, 2003, relating to the financial statement schedules, which appears in First Virtual Communications' Annual Report on Form 10-K/A for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP
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San Jose, California
August 26, 2003